Exhibit 99

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2007 RESULTS

•	Third quarter earnings per share up 23% to $1.80; Year-to-date earnings per share up 26% to $5.21
•	Third quarter net earnings up 22% to $766 million; Year-to-date net earnings up 24% to $2.2 billion
•	Third quarter net sales up 16% to $11.1 billion; Year-to-date net sales up 8% to $31.0 billion
•	Cash from operations of $935 million for the quarter; $3.8 billion year-to-date
•	Increasing outlook for 2007 earnings per share and providing initial 2008 financial outlook

BETHESDA, Maryland, October 23, 2007 — Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2007 net earnings of $766 million ($1.80 per diluted share), compared to $629 million ($1.46 per diluted share) in 2006. Net sales were $11.1 billion, a 16% increase over third quarter 2006 sales of $9.6 billion. Cash from operations for the third quarter of 2007 was $935 million, compared to $652 million in 2006.

Net earnings for the nine months ended September 30, 2007 were $2.2 billion ($5.21 per share), compared to $1.8 billion ($4.12 per share) in 2006. Net sales for the nine months ended September 30, 2007 were $31.0 billion, compared to $28.8 billion in 2006. Cash from operations for the nine months ended September 30, 2007 was $3.8 billion, compared to $3.5 billion in 2006.

“In the third quarter we achieved double-digit growth in sales and operating earnings for every business segment, as well as double-digit EPS growth for the corporation.” said Bob Stevens, Lockheed Martin Chairman, President and CEO. “These results reflect the outstanding efforts of our talented workforce and leadership team, both of which are responsible for delivering consistently strong operational and financial performance.”

Summary Reported Results and Financial Outlook

The following table presents the Corporation’s results for the quarter and year-to-date periods ended September 30, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	3rd Quarter		Year-to-Date
(In millions, except per share data)	2007	2006	2007	2006

Net sales	$11,095	$9,605	$31,021	$28,780

Segment operating profit
Segment operating profit	$1,232	$975	$3,449	$2,882
Unallocated corporate, net:
FAS/CAS pension adjustment	(18)	(70)	(46)	(206)
Unusual items, net	—	15	71	185
Stock compensation expense	(34)	(26)	(116)	(83)
Other, net	18	11	93	41

Earnings before interest expense and taxes	$1,198	$905	$3,451	$2,819

Net earnings	$766	$629	$2,234	$1,800

Diluted earnings per share	$1.80	$1.46	$5.21	$4.12

Cash from operations	$935	$652	$3,821	$3,450

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2007 FINANCIAL OUTLOOK	2007 Projections
(In millions, except per share data and percentages)	Current Update	July 2007

Net sales	$41,000 - $41,750	$41,000 - $41,750

Segment operating profit:
Segment operating profit	$4,500 - $4,600	$4,500 - $4,600
Unallocated corporate, net [1]:
FAS/CAS pension adjustment	(60)	(60)
Unusual items, net	70	70
Stock compensation expense	(145)	(145)
Other, net	100	70

Earnings before interest expense and taxes	$4,465 - $4,565	$4,435 - $4,535

Diluted earnings per share	$6.70 - $6.85	$6.65 - $6.80
Cash from operations	≥ $4,200	≥ $4,200
ROIC	~ 20%	> 19.5%
[1] All amounts approximate

The $0.05 increase in projected 2007 earnings per share primarily is attributable to a reduction in unallocated expense.

2008 OUTLOOK
(In millions, except per share data and percentages)	2008 Projection

Net sales	$41,250 - $42,750

Segment operating profit:
Segment operating profit	$4,675 - $4,800
Unallocated corporate, net [1]:
FAS/CAS pension adjustment	40
Unusual items	—
Stock compensation expense	(170)
Other, net	100

Earnings before interest expense and taxes	$4,645 - $4,770

Diluted earnings per share	$6.95 - $7.15
Cash from operations	≥ $4,000
ROIC	≥ 18%
[1] All amounts approximate

The outlook for 2008 earnings before interest expense and taxes and earnings per share assumes that the Corporation's 2008 non-cash FAS/CAS pension adjustment will be calculated using a discount rate of 6.25%, and the actual return on plan assets in 2007 will be 8.50%. The 2008 non-cash FAS/CAS pension adjustment and related assumptions will not be finalized until year-end 2007, consistent with the Corporation's pension plan measurement date. The Corporation will update its FAS/CAS pension adjustment, as necessary, when it announces 2007 year-end financial results.

It is the Corporation's practice not to incorporate adjustments in to its outlook projections for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Balanced Cash Deployment Strategy

Cash flow from operations was $935 million for the quarter and $3.8 billion for the nine months ended September 30, 2007. The Corporation continued to execute its balanced cash deployment strategy during 2007 as follows:

•	repurchased 4.2 million shares at a cost of $411 million in the quarter and 18.6 million shares at a cost of $1.8 billion in the nine month period;

•	paid cash dividends totaling $145 million in the third quarter and $440 million in the nine month period;

•	made capital expenditures of $226 million during the quarter and $480 million during the nine month period;

•	paid $189 million in the quarter and $325 million in the nine month period for acquisition and joint venture activities; and

•	repaid $32 million of long-term debt in the nine month period.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

For segment reporting purposes, the Corporation has defined segment operating profit as earnings before interest expense and income taxes. Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See the Corporation’s 2006 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment. Schedule “C” of the financial attachments to this release contains the current year values for the various components of “Unallocated corporate (expense) income, net.”

The following table presents the operating results of the business segments and reconciles these amounts to the Corporation’s consolidated financial results.

($ millions)	3rd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales
Aeronautics	$3,342	$2,983	$9,299	$8,810
Electronic Systems	2,827	2,576	8,269	7,727
IS&GS	2,713	2,191	7,378	6,318
Space Systems	2,213	1,855	6,075	5,925

Total net sales	$11,095	$9,605	$31,021	$28,780

Segment operating profit
Aeronautics	$414	$316	$1,091	$838
Electronic Systems	349	278	1,057	906
IS&GS	247	205	679	580
Space Systems	222	176	622	558

Segment operating profit	1,232	975	3,449	2,882
Unallocated corporate, net	(34)	(70)	2	(63)

Earnings before interest expense and taxes	$1,198	$905	$3,451	$2,819

The following discussion compares the segment operating results for the quarter and nine months ended September 30, 2007 to the same periods in 2006.

Aeronautics

($ millions)	3rd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$3,342	$2,983	$9,299	$8,810
Operating profit	$414	$316	$1,091	$838
Operating margin	12.4%	10.6%	11.7%	9.5%

Net sales for Aeronautics increased by 12% for the quarter and 6% for the nine months ended September 30, 2007 from the comparable 2006 periods. Sales increased in all three lines of business in both periods. The increase in Combat Aircraft was primarily due to higher volume on the F-22, F-16 and F-35 programs. The increase in Air Mobility was primarily due to higher volume on the C-130J and other air mobility programs. The increase in Other Aeronautics Programs was mainly due to higher volume in sustainment services activities.

Segment operating profit for Aeronautics increased by 31% for the quarter and 30% for the nine months ended September 30, 2007 from the comparable 2006 periods. During the quarter, operating profit increases in Combat Aircraft more than offset declines in Air Mobility. In Combat Aircraft, the growth was mainly due to higher volume and improved performance on the F-22 and F-16 programs. The decrease in Air Mobility was attributable to C-130J support activities. For the nine month period, operating profit increased in Combat Aircraft due to higher volume and improved performance on the F-22 and F-16 programs, and Air Mobility increased due to improved performance on C-130 and other Air Mobility programs.

Electronic Systems

($ millions)	3rd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$2,827	$2,576	$8,269	$7,727
Operating profit	$349	$278	$1,057	$906
Operating margin	12.3%	10.8%	12.8%	11.7%

Net sales for Electronic Systems increased by 10% for the quarter and 7% for the nine months ended September 30, 2007 from the comparable 2006 periods. During the quarter, sales increases at Missiles & Fire Control (M&FC) and Maritime Systems & Sensors (MS2) were partially offset by declines at Platform, Training & Energy (PT&E).

The increases were primarily driven by higher volume in air defense programs and fire control systems at M&FC and radar and undersea systems at MS2. The declines at PT&E were mainly due to lower volume in distribution technologies activities. For the nine months ended September 30, 2007, sales increased in all three lines of business: M&FC due to higher volume in air defense programs and fire control systems; MS2 mainly due to undersea and radar systems activities; and PT&E primarily due to platform integration activities.

Segment operating profit for Electronic Systems increased by 26% for the quarter and 17% for the nine months ended September 30, 2007 from the comparable 2006 periods. Operating profit increased for all three lines of business in both periods: M&FC mainly due to higher volume and improved performance in fire control programs; MS2 due to improved performance on tactical systems activities; and PT&E primarily due to higher volume and improved performance on platform integration activities.

Information Systems & Global Services

($ millions)	3rd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$2,713	$2,191	$7,378	$6,318
Operating profit	$247	$205	$679	$580
Operating margin	9.1%	9.4%	9.2%	9.2%

Net sales for IS&GS increased by 24% for the quarter and 17% for the nine months ended September 30, 2007 from the comparable 2006 periods. Sales increased in all three lines of business for the quarter and nine month periods. Global Services’ growth was principally due to the acquisition of Pacific Architects and Engineers Inc. (PAE) in September 2006. The increase in Mission Solutions was primarily driven by higher volume in missions & combat support solutions activities and mission services. The increase in Information Systems was due to organic growth in information technology and the acquisition of Management Systems Designers Inc. (MSD) in February 2007.

Segment operating profit for IS&GS increased by 20% for the quarter and 17% for the nine months ended September 30, 2007 from the comparable 2006 periods. Operating profit increased for the quarter in Mission Solutions and Global Services, while Information Systems was relatively unchanged between periods. The increase in Mission Solutions was primarily driven by higher volume in mission & combat support solutions and aviation solutions activities. The increase in operating profit at Global Services was mainly due to the PAE acquisition. For the nine month period, operating profit increased in all three lines of business. Mission Solutions and Global Services operating profit increased primarily due to the activities described above. Information Systems growth was primarily due to higher volume of systems integration activities and the acquisition of MSD.

Space Systems

($ millions)	3rd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$2,213	$1,855	$6,075	$5,925
Operating profit	$222	$176	$622	$558
Operating margin	10.0%	9.5%	10.2%	9.4%

Net sales for Space Systems increased by 19% for the quarter and 3% for the nine months ended September 30, 2007 from the comparable 2006 periods. For both periods, the sales increases were primarily driven by growth in Satellites and Strategic & Defensive Missile Systems (S&DMS), which were partially offset by declines in Space Transportation. In Satellites, higher sales in the quarter were driven by increases in both commercial and government satellite activities. For the nine month period, higher volume in government satellite activities more than offset decreases in commercial satellite activities. There were two commercial satellite deliveries in the third quarter and three in the nine month period of 2007 compared to one delivery in the third quarter and four in the nine month period of 2006. The S&DMS growth during the quarter and nine month periods was primarily driven by higher volume in strategic missile programs. The sales decline in Space Transportation during 2007 was expected given the divestiture of the International Launch Services business and the formation of the United Launch Alliance L.L.C. (ULA) joint venture in the fourth quarter of 2006. The Corporation no longer records sales on Atlas launch vehicles and related support to the U.S. Government, as ULA is accounted for under the equity method of accounting.

Segment operating profit for Space Systems increased by 26% for the quarter and 11% for the nine months ended September 30, 2007 from the comparable 2006 periods. For both periods, operating profit increases in Satellites and S&DMS activities more than offset declines in Space Transportation. In Satellites, the operating profit increase for the quarter and nine month period was primarily attributable to higher volume and improved performance on government satellite activities and improved performance on commercial satellite activities. The S&DMS growth was primarily driven by higher volume and improved performance on strategic missile programs. In Space Transportation, the decline in operating profit during 2007 from the three and nine month periods of 2006 was mainly due to a charge recognized by ULA in the third quarter of 2007 for an asset impairment on the Delta II medium lift launch vehicles. The decline also reflects benefits recognized in 2006 from risk reduction activities, including the definitization of the Evolved Expendable Launch Vehicle Launch Capabilities contract, and other performance improvements on the Atlas program, with no similar items recognized in the comparable period in 2007. The decline in Space Transportation operating profit was partially offset in both periods by higher volume on the Orion program.

Unallocated Corporate (Expense) Income, Net

($ millions)	3rd Quarter		Year-to-Date
	2007	2006	2007	2006
FAS/CAS pension adjustment	$(18)	$(70)	$(46)	$(206)
Unusual items, net	—	15	71	185
Stock compensation expense	(34)	(26)	(116)	(83)
Other, net	18	11	93	41

Unallocated corporate (expense) income, net	$(34)	$(70)	$2	$(63)

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) decreased in 2007 compared to 2006. This decrease is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

Certain items are excluded from segment results as part of senior management’s evaluation of segment operating performance. There were no unusual items in the third quarter of 2007. For purposes of segment reporting, the following unusual items were included in “Unallocated Corporate income (expense), net” for the third quarter of 2006 and nine month periods ended September 30, 2007 and 2006:

2007 –

•	A second quarter gain, net of state income taxes, of $25 million related to the sale of the Corporation’s remaining 20% interest in Comsat International;

•	A first quarter gain, net of state income taxes, of $25 million related to the sale of land; and
•	First quarter earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

These items, coupled with the income tax benefit of $59 million ($0.14 per share) described in the Income Taxes discussion below, increased net earnings by $105 million ($0.25 per share) during the nine months ended September 30, 2007.

2006 —

•	A third quarter gain, net of state income taxes, of $31 million related to the sale of land;

•	A third quarter charge, net of state income tax benefits, of $16 million related to the debt exchange;

•	A second quarter gain, net of state income taxes, of $20 million related to the sale of land;

•	A first quarter gain, net of state income taxes, of $127 million from the sale of 21 million shares of Inmarsat; and

•	A first quarter gain, net of state income taxes, of $23 million related to the sale of the assets of Space Imaging, LLC.

These items, coupled with the income tax benefit of $62 million ($0.14 per share) described in the Income Taxes discussion below, increased our net earnings by $71 million ($0.16 per share) and $182 million ($0.41 per share) during the quarter and nine months ended September 30, 2006.

The increase in “Other, net” for the quarter and nine months ended September 30, 2007 is primarily attributable to other corporate activities including an increase in interest income recorded in both periods.

Income Taxes

The Corporation’s effective income tax rates were 31.5% and 29.9% for the quarter and nine months ended September 30, 2007, and 22.8% and 29.2% for the comparable 2006 periods. The effective rates for all periods were lower than the statutory rate of 35% due to tax deductions for U.S. manufacturing activities and dividends related to our employee stock ownership plans. For 2007, income tax expense declined by $59 million due to the completion of an IRS audit in the first quarter of 2007. Additionally, tax benefits related to export sales, including a $62 million refund claim for additional benefits in prior years, reduced income tax expense in the third quarter of 2006.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Website: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.D.T. on October 23, 2007. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s website at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, election cycles, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; variability in the earnings or losses recorded for joint ventures which we do not control and account for using the equity method of accounting; the future impact of legislation, changes in accounting, tax rules, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2006 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial outlook by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of October 22, 2007. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back minimum pension liability balances.

(In millions, except percentages)		2008 Outlook	2007 Outlook	2007 Prior

NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	}	COMBINED	COMBINED	COMBINED
RETURN		≥ $ 3,150	~ $ 3,100	> $ 3,075

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS[4,5]	}	COMBINED	COMBINED	COMBINED
AVERAGE INVESTED CAPITAL		≤ $ 17,300	~ $ 15,400	< $ 15,800

RETURN ON INVESTED CAPITAL		≥ 18%	~ 20%	> 19.5%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily for the minimum pension liability and the adoption of FAS 158 in 2006.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity under the captions “Minimum pension liability” and “Adoption of FAS 158.”
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Earnings

Unaudited

(In millions, except per share data and percentages)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
Net sales	$11,095	$9,605	$31,021	$28,780
Cost of sales	9,949	8,802	27,911	26,377

	1,146	803	3,110	2,403
Other income and expenses, net	17	48	202	281

Earnings from operations	1,163	851	3,312	2,684
Interest income	35	54	139	135

Earnings before interest expense and taxes	1,198	905	3,451	2,819
Interest expense	79	90	265	276

Earnings before income taxes	1,119	815	3,186	2,543
Income tax expense	353	186	952	743

Net earnings	$766	$629	$2,234	$1,800

Effective tax rate	31.5%	22.8%	29.9%	29.2%

Earnings per common share:
Basic	$1.85	$1.48	$5.35	$4.19
Diluted	$1.80	$1.46	$5.21	$4.12
Average number of shares outstanding:
Basic	413.5	424.3	417.2	429.7
Diluted	424.5	431.9	428.5	436.8
Common shares reported in stockholders’ equity at September 30:			410.9	421.6

LOCKHEED MARTIN CORPORATION

Net Sales, Segment Operating Profit and Margins

Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006	% Change	2007	2006	% Change
Net sales:
Aeronautics	$3,342	$2,983	12%	$9,299	$8,810	6%
Electronic Systems	2,827	2,576	10%	8,269	7,727	7%
Information Systems & Global Services	2,713	2,191	24%	7,378	6,318	17%
Space Systems	2,213	1,855	19%	6,075	5,925	3%

Total net sales	$11,095	$9,605	16%	$31,021	$28,780	8%

Segment operating profit:
Aeronautics	$414	$316	31%	$1,091	$838	30%
Electronic Systems	349	278	26%	1,057	906	17%
Information Systems & Global Services	247	205	20%	679	580	17%
Space Systems	222	176	26%	622	558	11%

Segment operating profit	1,232	975	26%	3,449	2,882	20%
Unallocated corporate (expense) / income , net	(34)	(70)		2	(63)

Earnings before interest expense and taxes	$1,198	$905	32%	$3,451	$2,819	22%

Margins:
Aeronautics	12.4%	10.6%		11.7%	9.5%
Electronic Systems	12.3	10.8		12.8	11.7
Information Systems & Global Services	9.1	9.4		9.2	9.2
Space Systems	10.0	9.5		10.2	9.4
Total operating segments	11.1%	10.2%		11.1%	10.0%
Total consolidated	10.8%	9.4%		11.1%	9.8%

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Unaudited

(In millions, except per share data)

		THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
		2007	2006		2007	2006
Summary of unallocated corporate (expense) / income, net
FAS/CAS pension adjustment		$(18)	$(70)		$(46)	$(206)
Unusual items, net		—	15		71	185
Stock compensation expense		(34)	(26)		(116)	(83)
Other, net		18	11		93	41

Unallocated corporate (expense) / income, net		$(34)	$(70)		$2	$(63)

		THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
		2007	2006		2007	2006
FAS/CAS pension adjustment
FAS 87 expense		$(175)	$(236)		$(518)	$(704)
Less: CAS costs		(157)	(166)		(472)	(498)

FAS/CAS pension adjustment - expense		$(18)	$(70)		$(46)	$(206)

	THREE MONTHS ENDED SEPTEMBER 30, 2007			NINE MONTHS ENDED SEPTEMBER 30, 2007
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2007
Gain on sale of interest in Comsat International	$—	$—	$—	$25	$16	$0.04
Gain on sale of surplus land	—	—	—	25	16	0.04
Earnings from reversal of legal reserves	—	—	—	21	14	0.03
Benefit from closure of an IRS audit	—	—	—	—	59	0.14

	$—	$—	$—	$71	$105	$0.25

	THREE MONTHS ENDED SEPTEMBER 30, 2006			NINE MONTHS ENDED SEPTEMBER 30, 2006
	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Unusual Items - 2006
Gain on sales of surplus land	$31	$20	$0.05	$51	$33	$0.08
Benefit from IRS claims for export tax benefits	—	62	0.14	—	62	0.14
Debt exchange expenses	(16)	(11)	(0.03)	(16)	(11)	(0.03)
Gain on sale of interest in Inmarsat	—	—	—	127	83	0.19
Gain on Space Imaging sale	—	—	—	23	15	0.03

	$15	$71	$0.16	$185	$182	$0.41

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Unaudited

(In millions)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
Depreciation and amortization of plant and equipment
Aeronautics	$42	$39	$121	$112
Electronic Systems	56	48	150	135
Information Systems & Global Services	21	14	52	43
Space Systems	33	30	90	95

Segments	152	131	413	385
Unallocated corporate expense, net	14	14	41	44

Total depreciation and amortization	$166	$145	$454	$429

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
Amortization of purchased intangibles
Aeronautics	$12	$12	$38	$37
Electronic Systems	6	12	22	34
Information Systems & Global Services	13	11	42	31
Space Systems	2	3	6	7

Segments	33	38	108	109
Unallocated corporate expense, net	3	2	9	9

Total amortization of purchased intangibles	$36	$40	$117	$118

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Unaudited

(In millions, except percentages)

	SEPTEMBER 30, 2007	DECEMBER 31, 2006
Assets
Cash and cash equivalents	$3,094	$1,912
Short-term investments	335	381
Receivables	4,937	4,595
Inventories	1,387	1,657
Deferred income taxes	834	900
Other current assets	487	719

Total current assets	11,074	10,164

Property, plant and equipment, net	4,071	4,056
Goodwill	9,369	9,250
Purchased intangibles, net	502	605
Prepaid pension asset	250	235
Deferred income taxes	1,736	1,487
Other assets	2,785	2,434

Total assets	$29,787	$28,231

Liabilities and Stockholders’ Equity
Accounts payable	$1,964	$2,221
Customer advances and amounts in excess of costs incurred	4,272	3,856
Other accrued expenses	3,551	3,442
Current maturities of long-term debt	104	34

Total current liabilities	9,891	9,553

Long-term debt, net	4,303	4,405
Accrued pension liabilities	3,555	3,025
Other postretirement and other noncurrent liabilities	4,610	4,364
Stockholders’ equity	7,428	6,884

Total liabilities and stockholders’ equity	$29,787	$28,231

Total debt-to-capitalization ratio:	37%	39%

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Unaudited

(In millions)

	NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006
Operating Activities
Net earnings	$2,234	$1,800
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	571	547
Changes in operating assets and liabilities:
Receivables	(332)	(87)
Inventories	274	(109)
Accounts payable	(264)	(95)
Customer advances and amounts in excess of costs incurred	412	608
Other	926	786

Net cash provided by operating activities	3,821	3,450

Investing Activities
Expenditures for property, plant and equipment	(480)	(453)
Sale of short-term investments, net	46	34
Acquisitions of businesses / investments in affiliates	(325)	(1,083)
Divestitures of investments in affiliates	26	180
Other	(43)	88

Net cash used for investing activities	(776)	(1,234)

Financing Activities
Issuances of common stock and related amounts	414	688
Repurchases of common stock	(1,805)	(1,918)
Common stock dividends	(440)	(389)
Premium and transaction costs for debt exchange	—	(353)
Repayments of long-term debt	(32)	(200)

Net cash used for financing activities	(1,863)	(2,172)

Net increase in cash and cash equivalents	1,182	44
Cash and cash equivalents at beginning of period	1,912	2,244

Cash and cash equivalents at end of period	$3,094	$2,288

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2007	$421	$755	$9,269	$(3,561)	$6,884
Adoption of FIN 48 (a)			31		31
Net earnings			2,234		2,234
Common stock dividends (b)			(614)		(614)
Stock-based awards and ESOP activity	9	716			725
Repurchases of common stock (c)	(19)	(1,471)	(315)		(1,805)
Other comprehensive income				(27)	(27)

Balance at September 30, 2007	$411	$—	$10,605	$(3,588)	$7,428

(a)	On January 1, 2007 the Corporation adopted Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. The cumulative effect of adopting the provisions of FIN 48 was a non-cash increase to opening retained earnings of $31 million.
(b)	Includes dividends ($0.35 per share) declared and paid in the first, second and third quarters. This amount also includes a dividend ($0.42 per share) that was declared on September 27, 2007 and is payable on December 28, 2007 to shareholders of record on December 3, 2007.
(c)	The Corporation repurchased 4.2 million shares of its common stock for $411 million during the third quarter. Year-to-date, the Corporation has repurchased 18.6 million common shares for $1.8 billion. The Corporation has 35.7 million shares remaining under its share repurchase program at the end of the third quarter of 2007.

LOCKHEED MARTIN CORPORATION

Operating Data

Unaudited

(In millions)

			SEPTEMBER 30, 2007	DECEMBER 31, 2006
Backlog
Aeronautics			$25,600	$26,900
Electronic Systems			20,100	19,700
Information Systems & Global Services			11,200	10,500
Space Systems			15,800	18,800

Total			$72,700	$75,900

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
Aircraft Deliveries
F-16	11	17	32	47
F-22	7	4	17	19
C-130J	4	3	9	8